CONFIDENTIAL TREATMENT

Exhibit 10.50

LICENSE AGREEMENT

between

HARRISON 160, LLC,

as Licensor,

and

Red Envelope, Inc.

as Licensee

dated as of May 31, 2005

[365 Main Street, San Francisco, California 94105]

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

Exhibit A	-	License Area	A-1

Exhibit B	-	Policies and Procedures	B-1

-i-

PROPRIETARY AND CONFIDENTIAL

5/31/2005

Basic License Terms	CONFIDENTIAL TREATMENT

1 Parties

Data Center Operator:
365 The Main Exchange, Inc.
365 Main Street, San Francisco, CA 94105
Contact: Kevin Shanahan	415-901-5707
FAX 866-487-9581

Licensor:
Harrison 160, LLC
c/o Union Property Capital, Inc.
201 California Street, Suite 1250
San Francisco, CA 94111

Licensor Contacts:
Martin B. Dalton	415-989-8846
Chris Dolan	415-901-5708

Licensee:

Red Envelope
149 New Montgomery Street

San Francisco CA 94105

Licensee Contact:
Ed Schmults
Chief Operating Officer

2 License Term

Base Term:	36 Months
Early Access Date:	July 1, 2005
Commencement Date:	August 01, 2005 through July 31, 2008

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

		NON-RECURRING	RECURRING	NON-RECURRING	RECURRING
DESCRIPTION	UNITS	CHARGE/UNIT	CHARGE/UNIT	CHARGES	CHARGES
3 License Area Requirements
2-Post Chatsworth Racks	10	$[*]	$[*]	$[*]	$[*]
Oversized Free Standing Devices	5		$[*]	[*]	$[*]
2-Post Chatsworth Racks (Network)	2	$[*]	$[*]	$[*]	$[*]
4 Electrical Charges Power Billed Actual
20 Amp 120v	28	$[*]		$[*]	[*]
30 Amp 208v	9	$[*]		$[*]	[*]
Branch Circuit Monitoring System	37	$[*]		$[*]	[*]
Rack / Cabinet Grounding	17	$[*]		$[*]	[*]
5 Cross Connect Charges
CAT 5E Cross-Connection	2	$[*]	$[*]	$[*]	$[*]

6 Additional Products and Feature Charges
Horizontal Plug Strips (20A 120v)	24	$[*]		$[*]	[*]
Private Cage with Bi-Fold Doors	1	$[*]		$[*]	[*]

7 Grand Total
	Total Extension of all Charges:			$[*]	$[*]
Multi-year & Incentive Discount	1	-$[*]		-$[*]
	Security Deposit:			$[*]

	TOTAL DUE AT INCEPTION (Includes NRC, Security Deposit & One Month MRC):			$[*]

	TOTAL MONTHLY CHARGE:				$[*]

8	Notes:

Valid through May 2005. Requires License Agreement, Insurance, and payment prior to occupancy. Licensee to pay for power consumed during early access period. As long as Licensee is not in default, Licensor will provide Licensee with right-of-first refusal for expansion into additional space adjacent to Licensee’s Licensed Area as indicated in Exhibit A, provided Licensee responds, by executing a valid Add-On order, to Licensor’s notice that space is available no later than five (5) business days following delivery of said notice at the rate of $[*] per rack per month.

1

CONFIDENTIAL TREATMENT

9 Commitment Levels

a)	Electrical Power: Licensor shall use commercially reasonable efforts to provide electricity to the License Area without interruption. In the event of any power outage for reasons other than Licensee actions or omissions, Licensee shall be entitled to an abatement of one day’s License Fee for each hour that delivery of electricity to the License Area is disrupted during any twenty-four (24) hour period, provided in no event shall the License Fees be abated for a period longer than thirty (30) days. Except as otherwise expressly provided in the previous sentence, Licensor shall not in any way be liable or responsible to Licensee for any loss, damage or expense which Licensee may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the License Area or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Licensee to any abatement or diminution of, or relieve Licensee from any of its obligations under this License Agreement, or impose any liability upon Licensor or its agents, by reason of inconvenience or annoyance to or interruption of Licensee’s business, or otherwise.

b)	Environmental Control: Licensor shall use commercially reasonable efforts to maintain conditions in the License Area as follows: (i) the relative humidity shall be maintained between 47.5% ambient and 52.5% ambient, and (ii) the temperature shall not exceed 78º Fahrenheit ambient. In the event that Licensor shall fail to maintain conditions as described above, Licensor shall make the necessary adjustments to obtain the conditions set forth herein within one hour of receiving notice of such failure to maintain such conditions.

c)	Work Order Request: Subject to any other provisions of this Agreement which may limit or impair the availability of the following items or place conditions on the availability of such items, Licensor shall implement Licensee’s requests for the following work order items within the time periods designated below following fully executed work order:

Type of Work Order	Time Period
Increase Electrical Capacity	Qty: 1-10 — Five (5) days
Qty: 11- 20 — Ten (10) days
Qty: 21 + — agreed upon work order
Install Cross Connects	24 hours from approved work order

Licensee shall submit a work order for any such requested change in accordance with the provisions of this Agreement and the Policies and Procedures. If Licensor determines in its reasonable commercial judgment that Licensor has failed to meet the work order commitment, Licensee shall receive a credit equal to 50% of Licensor’s standard charge for the service with respect to which this commitment has not been met.

d)	Preparation of License Area: Licensor shall use commercially reasonable efforts to make the License Area available to Licensee in the condition required under this Agreement on or prior to the commencement of the Term. In the event Licensor fails to do so, Licensee shall be entitled to an abatement of one day’s License Fee for each day of Licensor’s delay in making the License Area available to Licensee, up to a maximum of thirty (30) days; provided, however, that this provisions with respect to preparation of the License Area shall not apply if (i) Licensee has given Licensor incorrect or incomplete information with respect to the configuration of the License Area, (ii) Licensee has altered or modified the requested configuration of the License Area after submission of such information to Licensor and acceptance thereby, or (iii) Licensee has requested that Licensor configure the License Area in accordance with specifications other than those that are standard for the Building.

e)	Remote Hands: Licensor or its independent contractor shall respond to a request for “Remote Hands” as described in the table below. Licensor’s or its independent contractor’s response time in connection with such a request shall be measured from the time Licensor or its independent contractor receives and logs Licensee’s request with all necessary information requested by Licensor or its independent contractor until a representative of Licensor or its independent contractor first calls Licensee in response to such request. In the event Licensor or its independent contractor fails to satisfy the Remote Hands commitment, Licensee shall be entitled to an abatement of one day’s License Fee for each failed occurrence.

2

CONFIDENTIAL TREATMENT

Response Table (Schedule 1)

	Alarm		Generic	NOC "Target"	Field Staff "Target"
Severity	Description	Meaning	Response	Response Time	Response Time
1	Critical	Site Down	Immediate	15 minutes	15 minutes
2	Major	Degrading Performance	ASAP	30 minutes	15 minutes
3	Minor	Required Maintenance	Normal	Next Business Day	As advised by NOC

f)	Any abatement of License Fees or other credit permitted pursuant to these Basic License Terms shall be subject to the following conditions:

1)	The failure of Licensor to satisfy the applicable commitment level shall not have been caused in whole or in part by any scheduled maintenance events, unavoidable delay, Licensee actions or inactions, Licensee-supplied power or equipment, actions or inactions of any third party, excluding any third party directly involved in the operation and maintenance of the Building, but including, without limitation, Licensee’s end users, third party network providers, traffic exchange points controlled by third parties, any power, equipment or services provided by third parties, or an event of force majeure.

2)	Licensee must notify Licensor within five (5) business days from the time Licensee becomes eligible to receive an abatement of License Fees or any other credit pursuant to these Basic License Terms. Licensee shall forfeit any right to receive such an abatement of License Fees or other credit if Licensee fails to timely notify Licensor.

3)	If Licensee is entitled to multiple credits or abatement of License Fees for multiple reasons under these Basic License Terms, such credits or abatement of License Fees shall be limited to a maximum of thirty (30) days’ License Fees.

4)	In no event shall Licensee be entitled to a credit or abatement of License Fees if Licensee is in default under this Agreement or has otherwise failed to comply with the Policies and Procedures.

These Basic License Terms shall be binding upon Licensor and Licensee for incurred installation costs. The monthly recurring shall not be binding until such time as the parties have agreed to and executed a License Agreement into which this summary of Basic License Terms shall be incorporated.

LICENSEE:	LICENSOR:

By: /s/ Ed Schmults	Harrison 160, LLC a California limited liability company

Print Name: Ed Schmults	By: /s/ Martin Dalton

Authorized Signatory

Title: Chief Operating Officer	Print Name: Martin Dalton

Date signed: 5-31-05	Date signed: 6-27-05

3

CONFIDENTIAL TREATMENT

License Terms and Conditions

These License Terms and Conditions together with any schedules and exhibits attached hereto and the immediately preceding summary of Basic License Terms (the “Basic License Terms”) when taken together comprise the “License Agreement” or “Agreement” between 160 Harrison, LLC, a California limited liability company (“Licensor”), and the licensee identified in the Basic License Terms (the “Licensee”).

1.	Grant of License.

Licensor hereby grants Licensee the right during the Term of this Agreement to install, maintain and operate computer and/or telecommunications equipment (the “Equipment”) within the space designated on Exhibit A attached hereto (the “License Area”) within the building commonly known as 365 Main Street, San Francisco, California 94105 (the “Building”). Licensor shall not be obligated to provide any telecommunications services or managed services to Licensee under this Agreement. In addition, Licensor shall have no obligation to make any alterations, install any equipment or otherwise prepare the License Area for use by Licensee other than the work specifically set forth on Exhibit A as work to be completed by Licensor in the License Area prior to the commencement of the Term (the “Licensor Work”). Licensee acknowledges and agrees that any services to be provided by Licensor hereunder in connection with the Equipment or the License Area may be performed by an independent contractor or contractors on behalf of Licensor.

2.	Term.

The term of this Agreement shall be the “Base Term” shown in the Basic License Terms (the “Term”), unless this Agreement is sooner terminated in accordance with Section 13.1 below

3.	Policies and Procedures.

The Policies and Procedures of the Building in effect as of the date hereof are attached hereto as Exhibit B (the “Policies and Procedures”). Licensor reserves the right, from time to time, to adopt additional Policies and Procedures and to amend the Policies and Procedures then in effect, which additions and amendments shall become effective as to Licensee upon notification by Licensor provided such additions or amendments do no materially diminish Licensee’s rights under this Agreement. Licensor shall not be liable to Licensee for violation of the Policies and Procedures by any other lessee or licensee, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Agreement and the Policies and Procedures, the provisions of this Agreement shall prevail.

4.	Use; Hazardous Materials; Compliance with Laws; Inspection.

     4.1 Use.

          (a) Licensee shall use and occupy the License Area only for the operation of the Equipment, and for no other purpose. Licensee shall not use or keep in the License Area any substance defined as a “hazardous material” by any Governmental Authority (as defined below) (collectively, “Hazardous Materials”). Licensee’s violation of this Section 4.1(a) will be grounds for termination of this Agreement by Licensor in Licensor’s sole and absolute discretion.

          (b) Licensee shall not place a load upon any area of the License Area, which load either exceeds the floor load per square foot that such area is designed to carry or violates Legal Requirements. Pursuant to Building specifications, the designated loads per square foot are: (i) two thousand (2000) pounds with respect to any raised floor, and (ii) two hundred fifty (250) pounds with respect to areas other than a raised floor.

          (c) Licensee’s Indemnification. Licensee agrees to indemnify, defend and hold harmless Licensor, its successors and assigns, and its and their directors, officers, shareholders, members, managers, employees, agents, and partners from all costs, expenses, damages, liabilities, claims, fines, penalties, interest, judgments, and losses of any kind, including, without limitation, reasonable attorneys’ fees and costs, arising from or in any way related to Licensee’s or

Licensee’s officers’, employees’, contractors’, representatives’, affiliates’, assignees’, sublicensees’, agents’ or invitee’s (collectively, “Licensee’s Representatives”) handling of Hazardous Materials during the Term or violation of any of the provisions of this Agreement pertaining to Hazardous Materials (collectively, “Environmental Losses”), including, without limitation, consequential damages, damages for personal or bodily injury, property damage, encumbrances, liens, costs and expenses of investigations, monitoring, clean up, removal or remediation of Hazardous Materials, defense costs of any claims, good faith settlements, attorneys’ and consultants’ fees and costs, and losses attributable to the diminution of value, whether or not such Environmental Losses are contingent or otherwise, matured or unmatured, foreseeable or unforeseeable.

4.2	Licensee’s Compliance with Legal Requirements.

          (a) Definitions.

“Legal Requirements” means all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, of all Governmental Authorities, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. § 9601 et seq., and any law of like import, any statute, rule or regulation designating any substance as a hazardous material or substance, and all rules, regulations and government orders with respect thereto affecting Licensee’s use of the License Area, the Building or the maintenance, use or occupation thereof.

“Governmental Authority” means any of the United States of America, the State of California, the City and County of San Francisco, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Building or any portion thereof or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

          (b) Compliance with Legal Requirements. Licensee, at its sole expense, shall comply with all Legal Requirements applicable to the License Area or the use and occupancy thereof by Licensee. Licensee shall not do or permit to be done any act or thing upon the License Area which will invalidate or be in conflict with Licensor’s insurance policies. If, as a result of Licensee’s acts or omissions, the insurance rates for the Building shall be increased, then Licensee shall reimburse Licensor for the amount of any such increase upon demand by Licensor.

          (c) City and County of San Francisco. Licensee shall have the sole responsibility to secure any and all governmental approvals relating to Licensee’s use of the License Area other than permits required in connection with any Licensor Work. Licensee shall secure such approvals prior to execution of this Agreement and hold Licensor harmless from any costs and fees incurred in the process of obtaining such approvals, and from any fines or penalties imposed by a Governmental Authority arising from Licensee’s nonconformance with Legal Requirements (other than building permits required in connection with any Licensor Work).

     4.3 Access and Inspection. Licensor and Licensor’s lender and consultants, and each of their respective officers, agents, employees, members or managers, shall have the right, but not the obligation, to enter into the License Area at any time in the case of an emergency, and otherwise at reasonable times upon at least twenty-four (24) hours’ notice to inspect the License Area or to make such alterations, repairs, improvements or additions to the License Area as Licensor may deem necessary. In addition, Licensor or Licensor’s agents may have access to the License Area at any time for the purpose of providing Remote Hands services or other services requested by Licensee. All such activities shall be without abatement of License Fees or liability to Licensee.

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

5.	Alterations.

     5.1 The term “Alterations” shall mean any modification of the License Area from and after the commencement of the Term, whether by addition or deletion and shall exclude any Licensor Work.

     5.2 Licensee shall not make any Alterations to the License Area without Licensor’s prior written consent, which may be given or withheld in Licensor’s sole and absolute discretion; provided, however, that Licensor shall not unreasonably withhold its consent to the installation in the License Area by Licensee of customary cabling and trade fixtures.

     5.3 Liens. Licensee shall keep the License Area free from any liens and shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Licensee at or for use on or in the License Area.

6.	Commitment Levels.

Provided no Event of Default has occurred and is continuing, Licensor shall provide or cause an independent contractor to provide on behalf of Licensor, at Licensor’s expense, except as otherwise set forth herein, the following, in accordance with the commitment levels described in the Basic License Terms (the “Commitment Levels”), as applicable:

     6.1 Electricity. Licensor, subject to the provisions of this Section 6.1, shall use commercially reasonable efforts to make available to Licensee, AC electric capacity at a level not less than the level described in the Basic License Terms (the “Basic Capacity”). Licensee shall pay for electricity service based upon usage on a monitored basis, as further described below and in the Basic License Terms. Licensee shall be solely responsible, at Licensee’s sole cost and expense, for the installation of all power circuits and rack grounding to the base Building grounding grid system required in order to deliver the Basic Capacity to the License Area and to distribute it therein. Upon Licensor’s approval of Licensee’s request for the installation of electrical services to the Licensee Area, Licensor’s designated electrical contractor shall perform the tap-in to the Building’s electrical system located at the remote power panel. In the event that Licensee shall require electrical capacity in excess of the Basic Capacity, then upon request, and subject to the availability of additional electrical capacity in the Building, as determined by Licensor in its reasonable discretion, Licensor shall make additional electric power available to Licensee. Licensee shall pay to Licensor a one-time charge equal to Licensor’s designated electrical contractor’s expense to install such electrical facilities and equipment necessary to enable Licensee to obtain such additional electrical capacity. Licensee shall pay Licensor, as additional License Fees, on a monthly basis, for its consumption of electrical energy at the License Area, which consumption shall be deemed to include both the electrical energy consumed by each circuit in the License Area as well as the electrical energy required to cool the heat generated thereby (the “License Area Consumption”), as more particularly provided herein. “Licensor’s Electricity Cost” means the cost per kilowatt hour and cost per kilowatt demand, adjusted by applicable rate adjustments, to Licensor for the purchase of electricity from the public utility or other electricity provider furnishing electricity service to the Building from time to time (the “Electricity Provider”), including sales and other taxes or other impositions imposed by any Governmental Authority on Licensor’s purchase of electricity. If at any time during the term the cost elements comprising Licensor’s Electricity Cost shall be increased by the Electricity Provider, or Licensor’s Electricity Cost shall be increased for any other reason, then effective as of the date of such increase, Licensee’s payment for submetered electricity under this Section 6.1 shall be proportionately increased. Licensor reserves the right to contract with different Electricity Providers from time to time in its sole discretion, and without reference to whether any Electricity Provider selected by Licensor provides lower rates than any other electricity supplier. Licensee covenants that Licensee’s License Area Consumption shall not at any time exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the License Area and Licensee shall, upon the submission by Licensor to Licensee of written notice, promptly cease the use of any of Licensee’s electrical equipment which Licensor believes will cause Licensee to exceed such capacity. If, within twenty-four (24) hours of receiving such a notice from Licensor, Licensee shall fail to reduce its License Area Consumption to a level that complies with the terms of this Section 6.1, Licensor shall have the right to disconnect power to the applicable circuit. Any additional feeders, risers, electrical facilities and other such installations required for electric service to the License Area will require approval by Licensor and an amendment to this Agreement executed by both parties hereto.

Licensee shall be billed for electricity based upon usage as monitored by Licensor using readings of one or more circuit monitors to be installed by Licensor, applied to Licensor’s Electricity Cost. The cost for installation of such circuit monitors shall be borne by Licensor if the License Area comprises an entire colocation area; otherwise, Licensee shall bear such cost as set forth in the Basic License Terms. Licensee shall pay on a monthly basis Licensor’s Electricity Cost for Licensee’s License Area Consumption for circuit power and cooling, as determined hereunder as measured and calculated by such circuit monitor or monitors including an increase by a factor not to exceed two (2), applied to the monitored totals to account for cooling electricity usage. In addition, Licensee shall pay to Licensor, as additional License Fees (i) the fees and expenses of Licensor’s electrical contractor for services rendered based upon readings of such contractor in the maintenance and repair of such circuit monitor(s), and (ii) the amount of any taxes or other impositions imposed by any Governmental Authority related to the electricity used or consumed by Licensee in connection with the License Area, including Licensee’s costs of cooling.

     6.2 Environmental Controls. Licensor shall use commercially reasonable efforts to provide heating, ventilation and air conditioning (“HVAC”) to the License Area twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year, through use of the Building standard HVAC system.

     6.3 Security.

          (a) Building Security. Licensor, or an independent contractor on behalf of Licensor, shall provide security services with respect to access to the Building twenty-four (24) hours a day, seven (7) days a week. Notwithstanding the foregoing, Licensee acknowledges and agrees that neither Licensor’s agreement to provide such security services nor Licensor’s actual provision of the same pursuant to this Agreement shall directly or indirectly create any liability (and Licensee hereby waives any claim based on any such liability) on the part of Licensor to Licensee, any persons visiting the Building, or any other person or entity with respect to any loss by theft, injury or loss of life, or any other damage suffered or incurred in connection with any entry into the Building or any other breach of security with respect to the Building unless such claim results from Licensor’s failure to use commercially reasonable efforts to comply with its obligations under this Section 6.3.

          (b) License Area Security. Licensor or an independent contractor on behalf of Licensor, shall provide security services with respect to access to the License Area twenty-four (24) hours a day, seven (7) days a week. Licensor has installed the security measures requested by Licensee, if any, as outlined in Exhibit A. Licensee has provided Licensor with a Customer Access List, as defined in the Policies and Procedures, naming individuals to whom Licensee has authorized Licensor to grant access to the License Area. Licensor shall limit access to the License Area to: (i) individuals on the Customer Access List from time to time, (ii) Licensor’s employees, agents or representatives in the event of an emergency, and (iii) Licensor’s contractors responding to a properly authorized Work Order for Remote hands services.

     6.4 Fire Detection and Suppression. Licensor shall maintain a very early smoke detection system and a double interlock pre-action and detection system in the Building. In addition, Licensor shall provide and maintain fire extinguishers in the Building, including clean agent extinguishers for use in “mission critical” portions of the Building, as determined by Licensor. Licensee acknowledges that it has reviewed and approved the smoke detection and fire suppression systems prior to the date hereof.

     6.5 Remote Hands. Licensor, or an independent contractor on behalf of Licensor, shall provide personnel capable of performing certain limited maintenance services in accordance with the Licensee’s written directions (“Remote Hands”) on equipment belonging to Licensee installed in the License Area, provided that Remote Hands shall not be available beyond the point at which a login prompt appears on Licensee’s Equipment. Remote Hands shall be available twenty-four (24) hours a day, seven (7) days a week. Licensee shall access and utilize Remote Hands in accordance with

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

the Policies and Procedures. Notwithstanding anything to the contrary contained herein, in no event shall Licensor be responsible for the repair, configuration, tuning or installation of the Equipment or the License Area or any damage or loss caused by Remote Hands, except to the extent resulting from Licensor’s gross negligence or willful misconduct.

7.	Condition of License Area.

Licensee understands that the License Area and related services are provided on an “AS-IS” basis (except for Licensor’s Work as described in Exhibit A), and Licensor makes no warranty that the space or such services are suitable for Licensee’s intended purpose except as expressly stated herein. Licensee acknowledges that: (a) Licensee has made such investigations as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its use of the License Area, and, (b) neither Licensor, Licensor’s agents, nor any broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Agreement. Installation of any Equipment by Licensee shall be deemed conclusive evidence that Licensee accepts the same “as-is” and agrees that Licensor is under no obligation to perform any work or provide any materials to prepare the License Area or the Building for Licensee except for any Licensor Work. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THOSE EXPRESSLY STATED HEREIN.

8.	Fees, Billing and Payment.

Licensee agrees to pay all fees detailed in the Basic License Terms and any additional fees described in this Agreement (collectively, “License Fees”) when due. Upon execution of this Agreement, Licensee will pay all amounts designated in the Basic License Terms as being due upon execution. After the commencement of the Term, ongoing License Fees will be billed in advance with payment due on the first business day of the month to which such License Fees relate, provided that any failure of Licensee to timely receive a detailed billing statement shall not affect Licensee’s obligation to pay such License Fees when due.

9.	Removal of Equipment.

     9.1 During Term. Licensee agrees not to remove any Equipment from the License Area except in strict compliance with the Policies and Procedures.

     9.2 Upon Termination. Upon the expiration or earlier termination of this Agreement, Licensee shall promptly remove all Equipment from the License Area and from the Building in accordance with the Policies and Procedures. If Licensee fails to do so with fifteen (15) days of such termination, Licensor may treat the Equipment as abandoned and either charge Licensee for the removal and/or storage costs or dispose of the Equipment in any manner that Licensor shall elect, provided that in the case of any sale of the Equipment by Licensor, Licensee shall be entitled to receive the proceeds of such sale less any amounts due and owing to Licensor under this Agreement. Licensor has no duty to preserve or care for any Equipment abandoned or deemed abandoned hereunder, and Licensee hereby waives and releases any claims it may have in connection with any such removal, storage or sale.

10.	Insurance; Indemnity.

     10.1 Insurance. At all times during the Term of this Agreement, Licensee shall maintain and pay for (a) commercial general liability insurance in an amount not less than $1,000,000 per occurrence, (b) workers’ compensation insurance in an amount not less than that prescribed by applicable law, (c) employer’s liability insurance in an amount not less than $1,000,000 per occurrence, (d) insurance coverage on all of Licensee’s Equipment and property in the License Area with full replacement cost coverage and a deductible not to exceed $10,000 per occurrence, and (e) umbrella or excess liability insurance with a combined single limit of not less than $2,000,000 to apply over the above mentioned policies. The policies for such commercial general liability insurance and umbrella or excess liability coverage shall name Licensor as an additional insured. In addition, all insurance policies required under this

Section 10.1 shall (i) be non-cancelable except upon thirty (30) days’ prior written notice to Licensor, (ii) be issued by an insurer with an AM Best’s Rating of B+ or better, and (iii) be primary in nature. Licensee shall provide Licensor with certificates evidencing the required coverages prior to bringing any Equipment into the Building. If Licensee fails to maintain the required coverages, Licensor may, but shall not be obligated to, purchase such coverage for Licensee, at Licensee’s cost. Licensee shall insure that all of its subcontractors and agents maintain insurance in the amounts required in this Section 10.1.

As of the date hereof, Licensor currently maintains insurance in the following amounts: (a) commercial general liability insurance in the amount of $1,000,000 per occurrence, $2,000,000 general aggregate and $50,000,000 excess umbrella; (b) all risk insurance on a replacement cost basis, and (c) boiler/machinery insurance in the amount of $50,000,000. Licensor reserves the right from time to time, in its absolute and sole discretion, to modify these limits as it deems necessary. In no event will the Licensor provide coverage that is less than it deems commercially reasonable for a building of similar size and configuration in the San Francisco South of Market area. Licensor requires the operator of the Building to carry a minimum of $1,000,000 in Workman’s Compensation insurance.

     10.2 Waiver of Subrogation. To ensure that the risk of loss normally insured against by each party’s insurance carrier remains the burden of the insurance carrier and cannot be shifted over to the other party, Licensor and Licensee have agreed to the following waiver of subrogation. Licensor and Licensee each release the other and waive the entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against, which occur in, on or about the License Area. The parties agree to request that their respective property damage insurance carriers waive any right to subrogation that such companies may have against Licensor or Licensee, as the case may be, so long as the insurance is not invalidated thereby. Licensor and Licensee each agree to take any necessary action to make this release effective and binding upon their respective insurance carriers so that such carriers specifically waive any right of subrogation that such carriers might otherwise have against either the parties hereto or their officers, employees, agents or representatives.

     10.3 Indemnity.

          (a) Except for any matter resulting from Licensor’s gross negligence or willful misconduct, Licensee shall indemnify, protect, defend and hold harmless Licensor and its agents, partners and Lenders (as defined in Section 27 below), from and against any and all claims, losses and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees and/or other liabilities (collectively, “Claims”) arising out of, involving or in connection with the use and/or occupancy of the License Area by Licensee. If any action or proceeding is brought against Licensor by reason of any of the foregoing matters, Licensee shall upon notice defend the same at Licensee’s expense by counsel reasonably satisfactory to Licensor and Licensor shall cooperate with Licensee in such defense. Licensor need not have first paid any such claim in order to be defended or indemnified.

          (b) Licensor shall have no liability or responsibility for the content of any communications transmitted via third party services, and Licensee shall, indemnify, protect, defend and hold Licensor harmless from any and all claims (including claims by any Governmental Authority seeking to impose penal sanctions) related to such content or for claims by third parties relating to Licensee’s use of the License Area. Licensor does not operate or control the information, services, opinions or other content of third party services that may utilize equipment in the Building or provide services therein. Licensee agrees that it shall make no claim whatsoever against Licensor relating to the content of any such services or respecting any information, product, service or software ordered through or provided by virtue of such third party services.

          (c) Except for any matter resulting from Licensee’s gross negligence or willful misconduct, Licensor shall indemnify, protect, defend and hold harmless Licensee from and against any and all Claims arising out of, involving, or in connection with Licensor’s gross negligence or willful misconduct in or about the License Area or with respect to the Equipment.

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

     10.4 Liability with respect to the License Area; Limitations on Consequential Damages. Licensor shall not be liable for injury or damage to persons or goods or other property of Licensee, Licensee’s employees, contractors, invitees, customers, or any other person in or about the License Area, whether such injury or damage results from conditions arising within the License Area, or from other sources or places, other than damages proximately caused by reason of Licensor’s gross negligence or willful misconduct. Licensor shall not be liable for any damages arising from any act or neglect of any other licensee of Licensor. Notwithstanding any other provision of this Agreement, neither Licensor nor Licensee shall be liable to the other party for any indirect, special, consequential, exemplary or punitive damages (including but not limited to damages for lost profits, lost revenues or the cost of purchasing replacement services) arising out the performance or failure to perform Licensor’s or Licensee’s obligations under this Agreement, as applicable, however caused, on any theory of liability, whether in an action in contract, strict liability, tort or otherwise, and whether nor not the party has been advised of the possibility of such damage, provided, however, that Licensee shall be liable to Licensor for any such damages to the extent (i) arising under Section 4.1(c) of this Agreement, or (ii) relating to the Building or claims by tenants, licensees, occupants or other users of the Building.

11.	Casualty and Condemnation.

In the event of material damage to, destruction of or condemnation of the Building or the License Area, Licensor shall have the right, in Licensor’s sole discretion, to terminate this Agreement upon notice to Licensee, and upon delivery of such notice, Licensor shall have no further obligations to Licensee under this Agreement.

12.	Events of Default.

     12.1 Each of the following shall be an "Event of Default” under this Agreement:

          (a) the failure of Licensee to make any payment of License Fees with respect to any month by the first calendar day of such month or any other monetary payment required to be made by Licensee hereunder when such payment is due, in each case, where such failure continues for a period of three (3) days after receipt of written notice from Licensor;

          (b) the failure by Licensee to provide reasonable written evidence of compliance with Legal Requirements or any other documentation or information which Licensor may reasonably require of Licensee under the terms of this Agreement, where any such failure continues for a period of fifteen (15) days following written notice to Licensee;

          (c) Licensee’s commencement of any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent or Licensee’s admitting in writing its inability to pay its debts as they become due; or

          (d) Licensee’s breach of any other provision of this Agreement or any agreement referred to herein (except those breaches described in clause (a) of this Section 12), including without limitation, violation of the Policies and Procedures, if not cured within fifteen (15) days after receipt of written notice of such breach, provided, however, that if any such breach is not susceptible to cure within fifteen (15) days, the cure period shall be extended up to a maximum of sixty (60) days so long as Licensee continues to diligently prosecute such cure to completion.

     12.2 Breach by Licensor. Except as otherwise provided in the Basic License Terms, Licensor shall not be deemed in breach of this Agreement unless Licensor fails within a reasonable time to perform an obligation required to be performed by Licensor. For purposes of this Section 12.2, a reasonable time shall in no event be less than thirty (30) days after receipt by Licensor of written notice specifying the obligation of Licensor that has not been performed; provided, however, that if the nature of Licensor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Licensor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

13.	Remedies/Termination.

     13.1 Upon occurrence of an Event or Default, Licensor shall be entitled to restrict Licensee’s access to the License Area, to exercise any other remedies available to it under this Agreement and to terminate this Agreement by notice to Licensee. This Agreement shall terminate as of the effective date of any such termination notice and Licensor shall be entitled to collect damages resulting from such termination. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity. If Licensee files a petition under the Bankruptcy Code or under any other similar federal or state law, Licensee unconditionally and irrevocably agrees that Licensor shall be entitled, and Licensee unconditionally consents, to relief from the automatic stay so as to allow Licensor to exercise its rights and remedies under this Agreement with respect to the Building or the License Area. In such event, Licensee hereby agrees it shall not, in any manner, oppose or otherwise delay any motion filed by Licensor for relief from the automatic stay. Licensor’s enforcement of the rights granted herein for relief from the automatic stay is subject to the approval of the bankruptcy court in which the case is then pending.

     13.2 Late Charges. Licensee hereby acknowledges that late payment by Licensee of License Fees will cause Licensor to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Licensor by any Lender. Accordingly, if any License Fees shall not be received by Licensor within three (3) days after such amount shall be due, then, upon written notice to Licensee, Licensee shall pay to Licensor a late charge for each such occurrence equal to ten percent (10%) of each such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Licensor will incur by reason of such late payment. Acceptance of such late charge by Licensor shall in no event constitute a waiver of Licensee’s Default with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder.

     13.3 Interest. Any monetary payment due Licensor hereunder, other than late charges, not received by Licensor when due shall bear interest at the lower of (i) eighteen percent (18%), or (ii) the highest interest rate allowable by law from the date due until paid in full. Interest is payable in addition to the potential late charge provided for in Section 13.2.

14.	Assignment and Sublicensing.

     14.1 Licensee’s Assignment or Sublicensing. Licensee shall not assign, mortgage, pledge or otherwise transfer this Agreement, in whole or in part, nor sublicense or permit use by any party other than Licensee of all or any part of the License Area, without obtaining in each instance the prior written consent of Licensor, which consent Licensor shall not unreasonably withheld.

     14.2 Licensor’s Assignment. If Licensor conveys its interest in the License Area or the Building, Licensor shall provide Licensee with written notice of such conveyance and Licensor shall be automatically relieved from all liability as respects the further performance of its covenants or obligations hereunder after the effective date of such conveyance provided that Licensor’s successor-in-interest shall have assumed Licensor’s obligations under this Agreement.

15.	Notice.

     15.1 Notice Requirements. All notices required or permitted by this Agreement shall be in writing and may be delivered in person (by hand or by courier) or may be sent by commercial overnight courier, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Section 15. Notice may also be sent by e-mail, provided, however, that such notice must also be sent by a method described in the foregoing sentence and will be deemed delivered based upon the receipt of the facsimile, hand or commercial overnight courier method of delivery as described in Section 15.2 below. The addresses noted in the Basic License Terms shall be that party’s address for delivery or mailing of notices. Either

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

party may by written notice to the other specify a different address for notice.

     15.2 Date of Notice. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon electronic confirmation of receipt. Notices delivered by hand or commercial overnight courier shall be deemed given upon delivery. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

16.	Force Majeure.

Except for monetary obligations, neither party shall be responsible for failure to act in accordance with the terms of this Agreement if such failure is due to causes beyond the party’s reasonable control, financial inability excluded, such as earthquake, flood, acts of God, war, or terrorist attacks, whether physical or electronic, or failure of the internet; provided that the party who is unable to act promptly provides written notice detailing the problem and further provided that such party uses commercially reasonable efforts to overcome such delay.

17.	Advertising.

Licensee consents to the disclosure and use of Licensee’s name and status as a Licensee in the Building in any advertising or marketing materials or efforts of Licensee.

18.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of California.

19.	Successors.

This Agreement shall inure to the benefit of and be binding on the parties, and their heirs, successors, assigns and legal representatives, but nothing contained in this Section 19 shall be construed to permit an assignment or other transfer except as provided in Section 14.

20.	Severability.

The invalidity of any provision of this Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

21.	Limitations on Liability.

The obligations of Licensor under this Agreement shall not constitute personal obligations of Licensor, the individual partners, managers or members of Licensor or its or their individual partners, directors, officers, employees, members, investors or shareholders, and Licensee shall look to the License Area and the Building, and to no other assets of Licensor, for the satisfaction of any liability of Licensor with respect to this Agreement, and shall not seek recourse against Licensor or the individual partners or members of Licensor, or its or their individual partners, directors, officers, members, investors or shareholders, or any of their personal assets for such satisfaction.

22.	Time of Essence.

Time is of the essence with respect to the performance of all obligations to be performed or observed by the parties under this Agreement. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Agreement shall mean and refer to calendar days.

23.	Waivers.

No waiver by Licensor of any Event of Default hereunder by Licensee shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Event of Default by Licensee of the same or of any other term, covenant or condition hereof.

24.	Covenants and Conditions; Construction of Agreement.

All provisions of this Agreement to be observed or performed by Licensee are both covenants and conditions. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

25.	Authority.

If either party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Agreement on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement on its behalf.

26.	Survival.

Sections 4.1(a) (Use), 9 (Removal of Equipment), 10.3 (Indemnity), 10.4 (Liability with respect to the License Area; Limitations on Consequential Damages) and 29 (Attorney’s Fees) shall survive the expiration or earlier termination of the Agreement.

27.	Amendment.

The Agreement may be changed only by a written agreement signed by both parties. As long as they do not materially change Licensee’s obligations hereunder, Licensee agrees to make such reasonable non-monetary modifications to this Agreement as may be reasonably required by a lender in connection with the obtaining of normal financing or refinancing of the Building (“Lender”).

28.	Subordination; Estoppel Certificates.

This Agreement shall be subject and subordinate to any ground lease, mortgage, deed of trust or other hypothecation or security device now or hereafter placed upon the License Area or the Building (collectively, “Security Device”), to any and all advances made on the security thereof and to all renewals, modifications, and extensions thereof. Licensee agrees that the holders of any such Security Devices shall have no liability or obligation to perform any of the obligations of Licensor under this License. Any Lender who succeeds to the interests of Licensor hereunder shall have the option to either terminate this Agreement upon notice to Licensee or to maintain this Agreement in full force and effect, in the sole discretion of such Lender. The agreements in this Section 28 shall be effective without the execution of any further documents; provided, however, that upon written request from Licensor or Lender in connection with a sale, financing or refinancing of the Building, Licensee and Licensor shall execute such further writings as may be reasonably required to separately document any subordination provided for herein. In addition, Licensee shall, within ten (10) days after the written notice from Licensor, execute, acknowledge and deliver to Licensor an estoppel certificate in the form requested by Licensor or any Lender, together with any additional information, confirmation and/or statements reasonably requested by Licensor.

29.	Attorneys’ Fees.

If either party commences an action or arbitration against the other party arising out of or concerning this Agreement, the prevailing party in such litigation or arbitration shall be entitled to reasonable attorneys’ fees and costs in addition to such relief as may be awarded.

30.	No Real Property Interest Conveyed; No Joint Venture.

Licensee’s interest is as a licensee; with such license revocable upon an Event of Default. Nothing in this Agreement grants Licensee an easement, leasehold, or other property or ownership right in the License Area or the Building or creates a partnership or joint venture between Licensor and Licensee. Licensee acknowledges and agrees that this agreement does not comprise a leasehold or any other interest in real estate involving the Building, the License Area or otherwise. Except as expressly provided herein, nothing in this Agreement shall be construed to limit Licensor’s right to maintain and operate the Building and the License Area in its sole discretion.

31.	Entire Agreement.

This Agreement, consisting of the Basic License Terms and the Exhibits attached hereto, contains the entire agreement between the parties regarding the subject matter hereof, and there are no verbal or other agreements which modify or affect this Agreement. The Agreement supersedes all prior discussions and agreements made by or on behalf of Licensor and Licensee regarding the subject matter hereof.

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as this 31 day of May, 2005.

LICENSEE:		LICENSOR:

Red Envelope, Inc.,		HARRISON 160, LLC,
a		a California limited liability company

By:	/s/ Ed Schmults	By:	/s/ Martin Dalton

	Print Name: Ed Schmults	Authorized Signatory
Title: Chief Operating Officer

PROPRIETARY AND CONFIDENTIAL

CONFIDENTIAL TREATMENT

Exhibit A

License Area

License Area to provided as a supplement to this agreement and will depict the actual deployment and First-Right-of-Refusal space.

PROPRIETARY AND CONFIDENTIAL

A-1

CONFIDENTIAL TREATMENT

Exhibit B

Policies and Procedures

1.	The License Area is to be used by Licensee solely for lawful purposes in accordance with these Policies and Procedures and the other terms and conditions of the License Agreement.

2.	Licensee Access — Licensee shall designate in writing, up to three primary contacts (each a “Primary Contact”) having authorization to add/remove Licensee representatives from Licensee’s Customer Access List (“CAL”). Primary Contacts will be provided with a login account to manage Licensee’s Customer Access List. Only individuals whose names appear on the CAL (each, an “Authorized Licensee Rep”) will be granted access to or permitted to submit work orders or requests to Licensor relating to the License Area or the Building. It is the responsibility of Licensee to manage the CAL and inform security personnel of Licensor of any change of status of any Authorized Licensee Rep.

3.	Licensee acknowledges that the security and access provisions employed by Licensor or an independent contractor on behalf of Licensor shall not be construed as Licensor’s acceptance of responsibility or liability or the security of persons or property within the Building or the License Area. Licensor does not guaranty the security of Licensee’s property or Equipment. Licensor may require access to the License Area in order to install or maintain infrastructure systems to support the Building and the Building systems.

4.	The Primary Contact is responsible for adding Authorized Licensee Reps to the CAL in advance of their visit to the Building. A temporary access card (valid through the next calendar day) will be issued when an Authorized Licensee Rep surrenders his or her valid government-issued photo ID in exchange for such temporary access card (“Badge Exchange Program”). Individuals who cannot provide a valid government-issued photo ID or do not wish to relinquish such form of identification will not be permitted access to the Building or the License Area. If exchanged for a temporary access card, the photo ID of the authorized entrant will be held at security for the duration of the visit. All entrants to the Building (other than Licensor’s Representatives) are required to participate in the Badge Exchange Program. Any visitor to the Building and the License Area whose name does not appear on CAL must be accompanied at all times by an Authorized Licensee Rep. All issued identification must be worn at all times while in the Building. Any access card may be used only by the individual to whom it has been issued for obtaining access to the Building and the License Area. Access cards may not be loaned or exchanged between individuals for any reason. Abuse or misuse of access cards may result in removal from the Building and denial of future access. Except as provided in this Paragraph 4, at no time shall Licensee or any Authorized Licensee Rep grant access to the Building or the License Area to anyone.

5.	All authorized individuals must register their entry by participating in the Badge Exchange Program and presenting their access card to the card reader controlling data center access doors. Licensor Representatives who have been issued “permanent” Licensor photo ID access cards must register their entry by presenting their access card to Security for authentication and presenting their temporary access card to the card reader controlling data center access doors. Visitors will be provided a Visitor access card that is inactive and will require an Authorized Licensee Rep escort at all times while in the Building.

6.	Licensee shall cooperate in maintaining the security of the Building and the License Area by restricting access to authorized personnel and complying with all security policies of Licensor.

7.	Licensee, Authorized Licensee Reps, authorized visitors and guests shall not obstruct corridors, halls, stairways, sidewalks, building entrance ramps, or site driveways at any time. Corridors, halls, stairways, sidewalks, building entrance ramps and site driveways shall be used for egress and ingress only. There shall be no congregating in hallways.

8.	Parking — Only Licensee and Licensee’s Representatives may access the Building parking area. Parking is permitted on a first come first serve basis while conducting business in the Building only. For safety purposes, over-sized vehicles, motorcycles and other two-wheeled devices are prohibited from parking in the garage. Licensee vendors and/or contractors may not have access to the parking garage unless otherwise approved by Licensor. Licensee and its employees shall not allow any unauthorized persons to have access to the parking garage. Licensee and Licensee’s Representatives shall park in the designated parking spaces. Any vehicles parked outside the designated areas will be subject to removal from parking garage at owner’s expense.

9.	Licensee is responsible for installation of its own Equipment. All of the Equipment must fit inside the License Area. All Equipment must be UL approved. All cabling used by Licensee must meet national electrical and fire standards. All cables must be clearly labeled. Licensee shall not place or leave any Equipment or other items outside the License Area without the express written consent of Licensor.

10.	Licensee shall maintain the License Area in a neat and orderly manner and shall promptly remove all trash, packing materials, boxes, etc. that Licensee has brought or had delivered to the Building.

11.	Upon the expiration or earlier termination of Licensee’s License Agreement, Licensee shall remove all Equipment from the License Area and shall repair, or reimburse Licensor for the reasonable costs to repair any damage caused by Licensee during the course of any such removal.

12.	The following items are banned from the Building, and Licensee agrees not to bring these items into the Building or the License Area: alcohol, cameras, controlled substances, explosives, flammable liquids, gases or chemicals, tape recorders, chemical agents, weapons of any kind, wet cell batteries and all similar equipment and materials. There is no smoking permitted in the Building. There is also no smoking permitted in front of the Building front entrance. There will be a designated smoking area adjacent to the loading dock. No food or drink will be allowed in the License Area.

13.	Licensee shall maintain and operate the Equipment in a safe manner, so as to avoid interference, physical or electronic, with other occupants of the Building and their equipment. Licensee shall not disrupt, adversely affect or interfere, physically or electronically, with other licensees of space in the Building or with any other licensee’s use and enjoyment of such licensee’s license area within the Building or the common areas of the Building.

14.	Any interference, physical or electronic, caused to the equipment of other licensees of the Building by the installation, operation, maintenance replacement or repair of Licensee’s Equipment shall result in the immediate disconnection and removal of such Equipment by Licensor, at Licensee’s sole risk, cost and expense. Licensor reserves the right to take other reasonable actions to prevent such interference.

15.	Relocation of License Area. Licensor may, in Licensor’s reasonable discretion and at Licensor’s expense, change the location or the configuration of the License Area or other space within the Building. Licensor and Licensee shall cooperate in good faith to minimize any disruption in Licensee’s operations that might be caused by such changes in location or configuration of the License Area.

16	Work Orders — Licensee will be required to send an e-mail request to “service@365main.com” in connection with any proposed changes to Licensee’s use or configuration of the License Area. Upon submission of a work order request, Licensor will evaluate the request and return a written estimate

PROPRIETARY AND CONFIDENTIAL

B-1

CONFIDENTIAL TREATMENT

and schedule for the work. All work orders requiring changes to the existing License Agreement will require an Amendment to the License Agreement to be approved by Licensee and executed by Licensee and Licensor prior to any work being performed in the License Area.

17.	Remote Hands (Data Center Technicians) - Licensee shall access Remote Hands by contacting the Licensor’s Help Desk. All written instructions shall be submitted along with the ticket.

18.	Help Desk Call In - Licensor shall provide a Help Desk phone number for Licensee. The Help Desk will create a ticket that will be sent via e-mail to Licensee and to the Data Center Technician on site. The Help Desk will monitor the ticket and notify Licensee when the ticket item is closed or escalate to the appropriate level based on escalation procedures.

19.	Shipping and receiving - It is the Licensee’s responsibility to notify Licensor of the impending receipt of any shipments addressed to Licensee. Licensor, or an independent contractor on behalf of Licensor, will receive Licensee supplied equipment for a limited period of time and store it in a secure environment. Licensor, or an independent contractor on behalf of Licensor, will only release a shipment to an Authorized Licensee Rep upon obtaining an authorized signature and verifying identity. Security personnel use commercially reasonable efforts to monitor incoming and outgoing packages to ensure that goods entering and leaving the premises are accompanied by duly completed documentation. Once Licensor has released a shipment to Licensee, Licensor is no longer responsible for tracking the shipment and it becomes Licensee’s responsibility. All shipments must be provided to Licensor or an independent contractor designated by Licensor ready-to-ship, but unsealed for inspection and verification of the Equipment Removal Form. Once the Licensor has released a shipment to Licensee’s approved carrier, Licensor shall have no further responsibility for the shipment of the tracking of the shipment, and all liability and responsibility thereafter shall be Licensee’s.

20.	No Equipment will be permitted to be removed from the Building without the submission of a duly completed Equipment Removal Form.

21.	No work will be done below the raised floor area without the prior written approval of Licensor.

22.	No exposed cables shall be installed under raised flooring.

23.	Licensee shall not inscribe, paint or affix advertisements, identifying signs or other notices on any part of the corridors, doors, public areas, common areas or the License Area or any portion thereof without prior approval of Licensor.

24.	Licensee shall be allowed full use of provided common areas of the Building (bathrooms, coffee station, hallways, etc.). Licensee and Licensee’s Representatives shall not conduct activities in common areas that interfere with the activities of other licensees of the Building or Licensor. Licensee should make a concerted effort to keep all such areas clean and neat at all times. Licensee and Licensee’s Representatives shall only use the common areas of the Building for their designated purposes.

25.	Failure by Licensee or Licensee’s Representatives to materially comply with the Policies and Procedures in effect from time to time may result in (a) removal of Licensee or any Licensee Representative from the Building, (b) restriction of Licensee’s access to the Building, (c) impositions of additional charges, and/or (c) termination of the License Agreement.

26.	The License Agreement constitutes proprietary and confidential information of Licensor. Licensee shall not disclose the content or form of the License Agreement to any third party except its employees, agents, or professional advisors without Licensor’s prior written consent except as required by law.

27.	Licensor reserves the right, in Licensor’s sole discretion, to amend these Policies and Procedures at any time. Licensee acknowledges that the Policies and Procedures are subject to change from time to time. Licensor shall provide to Licensee written notice of any such additions or amendments to the Policies and Procedures.

PROPRIETARY AND CONFIDENTIAL

B-2